Exhibit 10.2

COLLATERAL MANAGEMENT AGREEMENT
dated March 20, 2015
by and between
NEWSTAR COMMERCIAL LOAN FUNDING 2015-1 LLC,
as Issuer
and
NEWSTAR FINANCIAL, INC.,
as Collateral Manager

TABLE OF CONTENTS
Page

Section 1.	Definitions 1

Section 2.	General Duties and Authority of the Collateral Manager 6

Section 3.	Purchase and Sale Transactions; Brokerage 11

Section 4.	Additional Activities of the Collateral Manager 14

Section 5.	Conflicts of Interest 16

Section 6.	Records; Confidentiality 18

Section 7.	Obligations of Collateral Manager 19

Section 8.	Compensation 20

Section 9.	Benefit of the Agreement 22

Section 10.	Limits of Collateral Manager Responsibility 22

Section 11.	No Joint Venture 23

Section 12.	Term; Termination 24

Section 13.	Assignments 25

Section 14.	Removal for Cause 27

Section 15.	Obligations of Resigning or Removed Collateral Manager 29

Section 16.	Representations and Warranties 29

Section 17.	Limited Recourse; No Petition 32

Section 18.	Notices 33

TABLE OF CONTENTS
Page

Section 19.	Binding Nature of Agreement; Successors and Assigns 34

Section 20.	Entire Agreement; Amendment 35

Section 21.	Governing Law 35

Section 22.	Submission to Jurisdiction 35

Section 23.	Waiver of Jury Trial 35

Section 24.	Conflict with the Indenture 36

Section 25.	Subordination; Assignment of Agreement 36

Section 26.	Indulgences Not Waivers 36

Section 27.	Costs and Expenses 36

Section 28.	Third Party Beneficiary 37

Section 29.	Titles Not to Affect Interpretation 37

Section 30.	Execution in Counterparts 37

Section 31.	Provisions Separable 37

COLLATERAL MANAGEMENT AGREEMENT
THIS COLLATERAL MANAGEMENT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of March 20, 2015, is entered into by and between NEWSTAR COMMERCIAL LOAN FUNDING 2015-1 LLC, a Delaware limited liability company (the “Issuer”), and NEWSTAR FINANCIAL, INC., a Delaware corporation, as collateral manager (together with its successors and permitted assigns, the “Collateral Manager”).
WITNESSETH:
WHEREAS, the Notes will be issued pursuant to an Indenture to be dated as of the date hereof (the “Indenture”), between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”);
WHEREAS, the Issuer intends to pledge all Collateral Obligations and the other Assets, all as set forth in the Indenture, to the Trustee as security for the Issuer’s obligations under the Indenture;
WHEREAS, the Issuer desires to appoint NewStar Financial, Inc. as the Collateral Manager to provide the services described herein and NewStar Financial, Inc. desires to accept such appointment;
WHEREAS, the Indenture authorizes the Issuer to enter into this Agreement, pursuant to which the Collateral Manager agrees to perform, on behalf of the Issuer, certain investment management duties with respect to the acquisition, administration and disposition of Assets in the manner and on the terms set forth herein and to perform such additional duties as are consistent with the terms of this Agreement and the Indenture as the Issuer may from time to time reasonably request; and
WHEREAS, the Collateral Manager has the capacity to provide the services required hereby and is prepared to perform such services upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements herein set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.Definitions.
(a)    As used in this Agreement:
“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended.
“Affiliate Transaction” shall have the meaning set forth in Section 5(a).
“Aggregate Collateral Management Fees” shall have the meaning set forth in Section 8(a).

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“Aggregate Senior Collateral Management Fee” shall have the meaning set forth in Section 8(a).
“Aggregate Subordinate Collateral Management Fee” shall have the meaning set forth in Section 8(a).
“Agreement” shall have the meaning set forth in the preamble.
“Cause” shall have the meaning set forth in Section 14(a).
“Client” shall mean, with respect to any specified Person, any Person or account for which the specified Person provides investment management services or investment advice. Solely for the purposes of this Agreement, the term “Client” includes one or more direct or indirect wholly owned subsidiaries of the Collateral Manager or of its affiliates which the Collateral Manager or such affiliate treats as a proprietary account and not as a client for purposes of the Advisers Act.
“Closing Date Assets” shall mean the Collateral Obligations acquired by the Issuer on the Closing Date.
“Collateral Management Fees” shall have the meaning set forth in Section 8(a).
“Collateral Manager” shall have the meaning set forth in the preamble.
“Collateral Manager Breaches” shall have the meaning set forth in Section 10(a).
“Collateral Manager Information” shall mean the Collateral Manager Offering Circular Information and any information in any amendment or supplement to the Final Offering Circular that supplements or amends any of the Collateral Manager Offering Circular Information.
“Collateral Manager Notes” shall mean any Notes owned by the Collateral Manager, an Affiliate thereof, or any account, fund, client or portfolio established and controlled by the Collateral Manager or an Affiliate thereof or for which the Collateral Manager or an Affiliate thereof acts as the investment adviser or with respect to which the Collateral Manager or an Affiliate thereof exercises discretionary control thereover.
“Collateral Manager Offering Circular Information” shall mean the information concerning the Collateral Manager in the Final Offering Circular set forth under the headings “Risk Factors—Risks Relating to the Collateral Manager”, “Risk Factors—Relating to Certain Conflicts of Interest—Certain Conflicts of Interest Relating to the Collateral Manager and its Affiliates”, and “The Collateral Manager”.
“Collateral Manager Standard” shall mean the standard of care set forth in Section 2(a).
“Collateral Principal Amount” shall mean, as of any date of determination, the sum of (a) the Aggregate Principal Balance of the Collateral Obligations (other than Defaulted Obligations except as otherwise expressly set forth herein or in the other Transaction Documents) and (b) without

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duplication, the amounts on deposit in any Account (including Eligible Investments therein) representing Principal Proceeds; provided that for purposes of calculating the Concentration Limitations, Defaulted Obligations shall be included in the Collateral Principal Amount with a Principal Balance equal to the Defaulted Obligation Balance thereof.
“Cumulative Deferred Senior Management Fee” shall have the meaning set forth in Section 8(a).
“Cumulative Deferred Subordinate Management Fee” shall have the meaning set forth in Section 8(a).
“Current Deferred Senior Management Fee” shall have the meaning set forth in Section 8(a).
“Current Deferred Subordinate Management Fee” shall have the meaning set forth in Section 8(a).
“Expenses” shall have the meaning set forth in Section 10(b).
“Fee Basis Amount” shall mean, as of any date of determination, the sum of (a) the Collateral Principal Amount, (b) the Aggregate Principal Balance of all Defaulted Obligations and (c) the aggregate amount of all Principal Financed Accrued Interest and Principal Financed Capitalized Interest.
“Final Offering Circular” shall mean the Final Offering Circular, dated as of March 18, 2015, with respect to the Notes.
“Indemnified Party” shall have the meaning set forth in Section 10(b).
“Indenture” shall have the meaning set forth in the recitals hereto.
“Independent” shall mean, as to any Person, any other Person (including, in the case of an accountant or lawyer, a firm of accountants or lawyers, and any member thereof, or an investment bank and any member thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (ii) is not connected with such Person as an officer, employee, promoter, underwriter, voting trustee, partner, manager, director or Person performing similar functions. “Independent” when used with respect to any accountant may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above, the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants. For purposes of this definition, no manager, director or independent review party of any Person will fail to be Independent solely because such Person acts as an independent manager, independent director or independent review party thereof or of any such Person’s affiliates. Any pricing service, certified public accountant or legal counsel that is required to be Independent of another Person under the Indenture must satisfy the criteria above with respect to the Issuer, the Collateral Manager and their Affiliates.

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“Independent Review Party” shall have the meaning set forth in Section 5(b).
“Instrument of Acceptance” shall have the meaning set forth in Section 12(c).
“Intercreditor Agreement” shall mean the Intercreditor and Concentration Account Administration Agreement (Wachovia Deposit Account), dated as of February 15, 2007, by and among U.S. Bank National Association, as account custodian and as secured party, Wachovia Capital Markets, LLC, as administrative agent of a credit facility, NewStar Financial, Inc., as originator, as original servicer, as collateral manager and as concentration account servicer, NewStar CP Funding LLC, as seller under a credit facility, U.S. Bank National Association, as trustee for various facilities, NewStar Trust 2005-1, as an issuer, NewStar Short-Term Funding LLC, as a borrower, NewStar Credit Opportunities Funding I Ltd., as seller under a credit facility, IXIS Financial Products Inc., as administrative agent of a credit facility and as an investor agent, NewStar Warehouse Funding 2005 LLC, as an issuer, NewStar Structured Finance Opportunities, LLC, as an Issuer, NewStar Commercial Loan Trust 2006-1, as an issuer, NewStar Concentration LLC, as account titleholder, each party that from time to time executes and delivers a joinder thereto and Wachovia Bank, National Association, as concentration account bank, as amended from time to time in accordance with the terms thereof.
“Internal Policies” shall have the meaning set forth in Section 3(c).
“Issuer” shall have the meaning set forth in the preamble.
“Losses” shall have the meaning set forth in Section 10(b).
“Material Adverse Effect” shall mean, with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition (other than the performance of the Assets) or operations of the Issuer, taken as a whole, (b) the validity or enforceability of the Indenture, this Agreement or the Issuer’s Limited Liability Company Agreement or (c) the existence, perfection, priority or enforceability of the Trustee’s lien on the Assets.
“Offering Circulars” shall mean, collectively, the Final Offering Circular and the Preliminary Offering Circulars.
“Organizational Instruments” shall mean the memorandum and articles of association or certificate of incorporation and bylaws (or the comparable documents for the applicable jurisdiction), in the case of a corporation, or the partnership agreement, in the case of a partnership, or the certificate of formation and limited liability company agreement (or the comparable documents for the applicable jurisdiction), in the case of a limited liability company.
“Owner” shall mean, with respect to any Person, any direct or indirect shareholder, member, partner or other equity or beneficial owner thereof.
“Preliminary Offering Circulars” shall mean (i) the Preliminary Offering Circular, dated February 3, 2015, with respect to the Notes and (ii) the Second Preliminary Offering Circular, dated March 9, 2015, with respect to the Notes.

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“Registered Investment Adviser” shall mean a Person duly registered as an investment adviser in accordance with and pursuant to Section 203 of the Advisers Act.
“Related Person” shall mean, with respect to any Person, the owners of the equity interests therein, directors, officers, employees, personnel, managers, agents and professional advisors thereof.
“Responsible Officer” shall mean, with respect to any Person, any duly authorized director, officer or manager of such Person with direct responsibility for the administration of the applicable agreement and also, with respect to a particular matter, any other duly authorized director, officer or manager of such Person to whom such matter is referred because of such director’s, officer’s or manager’s knowledge of and familiarity with the particular subject. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any Person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.
“Section 28(e)” shall have the meaning set forth in Section 3(b).
“Senior Collateral Management Fee” shall have the meaning set forth in Section 8(a).
“Senior Collateral Management Fee Shortfall Amount” shall have the meaning set forth in Section 8(a).
“Statement of Cause” shall have the meaning set forth in Section 14(a).
“Subordinate Collateral Management Fee” shall have the meaning set forth in Section 8(a).
“Subordinate Collateral Management Fee Shortfall Amount” shall have the meaning set forth in Section 8(a).
“Supermajority” shall mean, with respect to any Class of Notes, the holders of at least 66-2/3% of the Aggregate Outstanding Amount of the Notes of such Class.
“Termination Notice” shall have the meaning set forth in Section 14(a).
“Transaction” shall mean any action taken by the Collateral Manager on behalf of the Issuer with respect to the Assets, including, without limitation, (i) selecting the Collateral Obligations and Eligible Investments to be acquired, sold, terminated or otherwise disposed of by the Issuer, (ii) investing and reinvesting the Assets, (iii) amending, waiving and/or taking any other action commensurate with managing the Assets and (iv) instructing the Trustee with respect to any acquisition, disposition or tender of, or Offer with respect to, a Collateral Obligation, Equity Security, Eligible Investment or other assets received in respect thereof in the open market or otherwise by the Issuer.
“Trustee” shall have the meaning set forth in the recitals hereto.

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“Valuation” shall mean, with respect to any Collateral Obligation or Equity Security, a recent (as determined by the Collateral Manager in its commercially reasonable business judgment in accordance with the Collateral Manager Standard) valuation of the fair market value of such Collateral Obligation or Equity Security established by (i) reference to a third-party pricing service such as LoanX or LPC or other service selected by the Collateral Manager in accordance with the Collateral Manager Standard; provided that if a fair market value is available from more than one pricing service, the highest such value so obtained shall be used, or (ii) if data for such Collateral Obligation or Equity Security is not available from such a pricing service, an analysis performed by a nationally-recognized valuation firm to establish a fair market value of such Collateral Obligation or Equity Security which reflects the price that would be paid by a willing buyer to a willing seller of such Collateral Obligation or Equity Security in an expedited sale on an arm’s-length basis.
(b)    Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Indenture. The following rules apply to the use of defined terms and the interpretation of this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) “or” is not exclusive (unless preceded by “either”) and “include” and “including” are not limiting; (iii) unless the context otherwise requires, references to agreements shall be deemed to mean and include such agreements as the same may be amended, supplemented, waived and otherwise modified from time to time; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement therefor; (v) a reference to a Person includes its successors and assigns; (vi) a reference to a Section without further reference is to the relevant Section of this Agreement; (vii) the headings of the Sections and subsections are for convenience and shall not affect the meaning of this Agreement; (viii) “writing”, “written” and comparable terms refer to printing, typing, lithography and other shall mean of reproducing words in a visible form (including telefacsimile and electronic mail); (ix) “hereof”, “herein”, “hereunder” and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto; and (x) references to any gender include any other gender, masculine, feminine or neuter, as the context requires.
Section 2.    General Duties and Authority of the Collateral Manager.
(a)    NewStar Financial, Inc. is hereby appointed as Collateral Manager of the Issuer for the purpose of performing certain investment management functions including, without limitation, supervising and directing the investment and reinvestment of the Collateral Obligations and Eligible Investments and performing certain administrative and advisory functions on behalf of the Issuer in accordance with the applicable provisions of this Agreement, the Master Loan Sale Agreement, and the Indenture, and NewStar Financial, Inc. hereby accepts such appointment. The Collateral Manager will perform its obligations hereunder, under the Master Loan Sale Agreement and under the Indenture with reasonable care and in good faith, (i) using a degree of skill and attention no less than that which the Collateral Manager exercises with respect to comparable assets that it may manage for itself and its Clients and which is consistent with the customary and usual collateral management practices that a prudent collateral manager of national recognition in the United States

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would use to manage comparable assets for its own account and for the account of others, and (ii) in accordance with the Collateral Manager’s existing practices and procedures with respect to investing in assets of the nature and character of the Assets. To the extent not inconsistent with the foregoing, the Collateral Manager will follow its customary standards, policies and procedures in performing its duties under this Agreement, the Master Loan Sale Agreement and the Indenture.
(b)    Subject to Section 2(a), Section 2(c)(i), Section 2(e), Section 5, Section 7 and Section 10 and to the applicable provisions of the Indenture, the Collateral Manager shall, and is hereby authorized to:
(i)    select the Collateral Obligations and Eligible Investments to be acquired, sold, terminated or otherwise disposed of by the Issuer;
(ii)    invest and reinvest the Assets as provided in the Indenture;
(iii)    instruct the Trustee with respect to any acquisition, disposition or tender of, or Offer with respect to, a Collateral Obligation, Equity Security, Eligible Investment or other assets received in respect thereof in the open market or otherwise by the Issuer; and
(iv)    perform all other tasks and take all other actions that any of the Indenture, the Master Loan Sale Agreement or this Agreement specify are to be taken by the Collateral Manager.
The Collateral Manager shall, and is hereby authorized to, perform its obligations hereunder and under the Indenture and the Master Loan Sale Agreement in a manner which is consistent with the terms hereof and the applicable terms of the Indenture and the Master Loan Sale Agreement. The Collateral Manager will not be bound to comply with any supplement to the Indenture, however, until it has received a copy of any such supplement from the Issuer or the Trustee and unless the Collateral Manager has consented thereto, as provided in the Indenture.
Notwithstanding anything to the contrary in this Section 2(b), none of the services performed by the Collateral Manager shall result in or be construed as resulting in an obligation to perform any of the following: (i) the Collateral Manager acting repeatedly or continuously as an intermediary in securities for the Issuer; (ii) the Collateral Manager providing investment banking services to the Issuer; or (iii) the Collateral Manager having direct contact with, or actively soliciting or finding, outside investors to invest in the Issuer.
(c)    Subject to the provisions concerning its general duties and obligations as set forth in paragraphs (a) and (b) above and the terms of the Indenture, the Collateral Manager shall provide, and is hereby authorized to provide, the following services to the Issuer:
(i)    The Collateral Manager shall perform the investment-related duties and functions (including, without limitation, the furnishing of Issuer Orders and Responsible Officer’s certificates) as are expressly required hereunder and under the Indenture with regard to acquisitions, sales or other dispositions of Collateral Obligations, Equity Securities, Eligible Investments and other assets permitted to be acquired or sold under, and subject to, the Indenture (including any

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proceeds received by way of Offers, workouts and restructurings of assets owned by the Issuer) and shall comply with the requirements in the Indenture. The Collateral Manager shall have no obligation to perform any other duties other than as expressly specified herein, in the Indenture or in the Master Loan Sale Agreement as applicable to it, and the Collateral Manager shall be subject to no implicit obligations of any kind. The Issuer hereby irrevocably (except as provided below) appoints the Collateral Manager as its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead and at its expense, in connection with the performance of its duties provided for in this Agreement, in the Indenture or in the Master Loan Sale Agreement, including, without limitation, the following powers: (A) to give or cause to be given any necessary receipts or acquittance for amounts collected or received hereunder or thereunder, (B) to make or cause to be made all necessary transfers of the Collateral Obligations, Equity Securities and Eligible Investments in connection with any acquisition, sale, termination or other disposition made pursuant hereto and the Indenture and the Master Loan Sale Agreement, (C) to execute (under hand, under seal or as a deed) and deliver or cause to be executed and delivered on behalf of the Issuer all necessary or appropriate bills of sale, assignments, agreements and other instruments in connection with any such acquisition, sale, termination or other disposition and (D) to execute (under hand, under seal or as a deed) and deliver or cause to be executed and delivered on behalf of the Issuer any consents, votes, proxies, waivers, notices, amendments, modifications, agreements, instruments, orders or other documents in connection with or pursuant to this Agreement, the Master Loan Sale Agreement, or the Indenture relating to any Collateral Obligation, Equity Security or Eligible Investment. The Issuer hereby ratifies and confirms all that such attorney-in-fact (or any substitute) shall lawfully do hereunder and pursuant hereto and authorizes such attorney-in-fact to exercise full discretion and act for the Issuer in the same manner and with the same force and effect as the members, managers or officers of the Issuer might or could do in respect of the performance of such services, as well as in respect of all other things the Collateral Manager deems necessary or incidental to the furtherance or conduct of such services, subject in each case to the other terms of this Agreement. The Issuer hereby authorizes such attorney-in-fact, in its sole discretion (but subject to applicable law and the provisions of this Agreement and the Indenture), to take all actions that it considers reasonably necessary and appropriate in respect of the Assets, this Agreement, the Indenture and the other Transaction Documents. Nevertheless, if so requested by the Collateral Manager or by a purchaser of any Collateral Obligation or Eligible Investment, the Issuer shall ratify and confirm any such sale, termination or other disposition by executing and delivering to the Collateral Manager or such purchaser all proper bills of sale, assignments, releases, powers of attorney, proxies, other orders and other instruments as may reasonably be designated in any such request. Except as otherwise set forth and provided for herein, this grant of power of attorney is coupled with an interest, and it shall survive and not be affected by the subsequent dissolution or bankruptcy of the Issuer. Notwithstanding anything herein to the contrary, the appointment herein of the Collateral Manager as the Issuer’s agent and attorney-in-fact shall automatically cease and terminate upon any termination of this Agreement or upon the effective date of the appointment of a successor Collateral Manager following the resignation of the Collateral Manager pursuant to Section 12 or any removal of the Collateral Manager pursuant to Section 14. Each of the Collateral Manager and the Issuer shall take such other actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate

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the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement, the Indenture and the Master Loan Sale Agreement.
(ii)    The Collateral Manager shall instruct the Issuer with respect to the acquisition of Collateral Obligations by the Issuer in accordance with the Indenture.
(iii)    Pursuant to the terms of this Agreement and subject to any applicable terms of the Indenture, the Collateral Manager shall monitor the Assets on behalf of the Issuer on an ongoing basis and shall provide or cause to be provided to the Issuer all reports, schedules and other data reasonably available to the Collateral Manager that the Issuer is required to prepare and deliver or cause to be prepared and delivered under the Indenture, in such forms and containing such information required thereby, in reasonably sufficient time for such required reports, schedules and data to be reviewed and delivered by or on behalf of the Issuer to the parties entitled thereto under the Indenture. The obligation of the Collateral Manager to furnish such reports, schedules and other data is subject to the Collateral Manager’s timely receipt of necessary information, reports, schedules and other data from the Person responsible for the delivery or preparation thereof (including without limitation, Obligors of the Collateral Obligations, the Rating Agencies and the Trustee) and to any confidentiality restrictions with respect thereto. The Collateral Manager shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing reasonably believed by it to be genuine and to have been signed or sent by a Person that the Collateral Manager has no reason to believe is not duly authorized. The Collateral Manager also may rely upon any statement made to it orally or by telephone and made by a Person the Collateral Manager has no reason to believe is not duly authorized, and shall not incur any liability for relying thereon. The Collateral Manager is entitled to rely on any other information furnished to it by third parties that it reasonably believes in good faith to be genuine.
(iv)    The Collateral Manager, on behalf of the Issuer, shall be responsible for obtaining, to the extent reasonably practicable and to the extent such information is readily available to it, any information concerning whether a Collateral Obligation is a Discount Obligation or has become a Defaulted Obligation, a Credit Risk Obligation, a Current Pay Obligation or a Credit Improved Obligation.
(v)    The Collateral Manager may, subject to and in accordance with the Indenture, as agent of the Issuer and on behalf of the Issuer, direct the Trustee to take any of the following actions with respect to a Collateral Obligation, Equity Security or Eligible Investment, as applicable:
(A)    purchase or otherwise acquire such Collateral Obligation or Eligible Investment;
(B)    retain such Collateral Obligation, Equity Security or Eligible Investment;

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(C)    sell or otherwise dispose of such Collateral Obligation, Equity Security or Eligible Investment (including any assets received by way of Offers, workouts and restructurings on assets owned by the Issuer) in the open market or otherwise;
(D)    if applicable, tender such Collateral Obligation, Equity Security or Eligible Investment;
(E)    if applicable, consent to or refuse to consent to any proposed amendment, modification, restructuring, exchange or waiver;
(F)    retain or dispose of any securities or other property (if other than cash) received by the Issuer;
(G)    waive any default with respect to any Defaulted Obligation;
(H)    vote to accelerate the maturity of any Defaulted Obligation;
(I)    participate in a committee or group formed by creditors of an issuer or a borrower under a Collateral Obligation, Equity Security or Eligible Investment;
(J)    after or in connection with the payment in full of all amounts owed under the Notes and the termination without replacement of the Indenture or in connection with any redemption of the Notes, advise the Issuer as to when, in the view of the Collateral Manager, it would be in the best interest of the Issuer to liquidate the Issuer’s investment portfolio (and, if applicable, after discharge of the Indenture) and render such assistance as may be necessary or required by the Issuer in connection with such liquidation or any actions necessary to effectuate a redemption of the Notes;
(K)    advise and assist the Issuer with respect to the valuation of the Assets, to the extent required or permitted by the Indenture;
(L)    provide strategic and financial planning (including advice on utilization of assets), financial statements and other similar reports;
(M)    negotiate, modify or amend any indebtedness of the Issuer as authorized by the Indenture in connection with an additional issuance of Notes, a Refinancing, or a Re-Pricing; and
(N)    exercise any other rights or remedies with respect to such Collateral Obligation, Equity Security or Eligible Investment as provided in the Underlying Documents of the Obligor or issuer of such Assets or the other documents governing the terms of such Assets or take any other action consistent with the terms of this Agreement or the Indenture which the Collateral Manager reasonably determines to be in the best interests of the Issuer.

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(vi)    The Collateral Manager may, upon request of the Issuer, retain accounting (including tax accounting), tax, counsel and other professional services on behalf of the Issuer as may be needed by the Issuer.
(vii)    In connection with the acquisition of any Collateral Obligation by the Issuer, the Collateral Manager shall prepare, on behalf of the Issuer, the information required to be delivered to the Trustee pursuant to the Indenture.
(viii)    Where the Collateral Manager executes on behalf of the Issuer an agreement or instrument pursuant to which any security interest over any assets of the Issuer is created or released, the Collateral Manager shall promptly give written notice thereof to the Issuer and shall provide the Issuer with such information and/or copy documentation in respect thereof as the Issuer may reasonably require.
(d)    In performing its duties hereunder and when exercising its discretion and judgment in connection with any transactions involving the Assets, the Collateral Manager shall carry out any reasonable written directions of the Issuer for the purpose of the Issuer’s compliance with its Organizational Instruments and the Indenture; provided that such directions are not inconsistent with any provision of this Agreement or the Indenture by which the Collateral Manager is bound or prohibited by applicable law.
(e)    In providing services hereunder, the Collateral Manager may, without the consent of any Person, delegate to third parties (including without limitation its affiliates) the duties assigned to the Collateral Manager under this Agreement, and employ third parties (including without limitation its affiliates) to render advice (including investment advice), to provide services to arrange for trade execution and otherwise provide assistance to the Issuer, and to perform any of the Collateral Manager’s duties under this Agreement; provided that the Collateral Manager shall not (i) delegate investment advice responsibilities including, without limitation, asset selection, credit review and the negotiation and determination of the acquisition price of a Collateral Obligation, to non-affiliates or (ii) be relieved of any of its duties hereunder regardless of the performance of any services by third parties, including affiliates.
Section 3.    Purchase and Sale Transactions; Brokerage.
(a)    The Collateral Manager, subject to and in accordance with the Indenture and the Master Loan Sale Agreement, as applicable, hereby agrees that it shall cause any Transaction to be conducted on terms and conditions negotiated on an arm’s-length basis (except as otherwise expressly required by the Indenture or the Master Loan Sale Agreement) and in accordance with applicable law. Except as expressly permitted under the Indenture, no Assets (other than any Delayed Drawdown Collateral Obligations or Revolving Collateral Obligations) shall be purchased if such Assets may give rise to any obligation or liability on the Issuer’s part to the Obligor or issuer thereof to take any action or make any payment other than at the Issuer’s option.
(b)    To the extent required by applicable law, the Collateral Manager will seek to obtain best execution (but shall have no obligation to obtain the lowest price available) for all orders placed

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with respect to any Transaction, in a manner permitted by law and in a manner it believes to be in the best interests of the Issuer. Subject to the preceding sentence, the Collateral Manager may, in the allocation of business, select brokers and/or dealers with whom to effect trades on behalf of the Issuer and may open cash trading accounts with such brokers and dealers (provided that none of the Assets may be credited to, held in or subject to the lien of the broker or dealer with respect to any such account). In addition, subject to the first sentence of this paragraph, the Collateral Manager may, in the allocation of business, take into consideration research and other brokerage services furnished to the Collateral Manager or its affiliates by brokers and dealers which are not affiliates of the Collateral Manager; provided that the Collateral Manager in good faith believes that the compensation for such services rendered by such brokers and dealers complies with the requirements of Section 28(e) of the Securities Exchange Act of 1934, as amended (“Section 28(e)”), or in the case of principal or fixed income transactions for which the “safe harbor” of Section 28(e) is not available, the amount of the spread charged is reasonable in relation to the value of the research and other brokerage services provided. Such services may be used by the Collateral Manager in connection with its other advisory activities or investment operations. The Collateral Manager may aggregate sales and purchase orders placed with respect to the Assets with similar orders being made simultaneously for itself, its affiliates or other accounts managed by the Collateral Manager or by affiliates of the Collateral Manager, if in the Collateral Manager’s reasonable judgment such aggregation shall result in an overall economic benefit to the Issuer, taking into consideration the advantageous selling or purchase price, brokerage commission or other expenses, as well as the availability of such obligations or securities on any other basis. In accounting for such aggregated order price, commissions and other expenses may be apportioned on a weighted average basis. The Issuer acknowledges and agrees that (i) the determination by the Collateral Manager of any benefit to the Issuer will be subjective and will represent the Collateral Manager’s evaluation at the time that the Issuer will be benefited by relatively better purchase or sale prices, lower brokerage commissions, lower transaction costs and expenses and beneficial timing of transactions or any combination of any of these and/or other factors and (ii) the Collateral Manager shall be fully protected with respect to any such determination to the extent the Collateral Manager acts in accordance with the Collateral Manager Standard.
(c)    The Collateral Manager may, from time to time, be presented with investment opportunities that fall within the investment objectives of the Issuer, of the Collateral Manager and its affiliates, of Clients of the Collateral Manager or its affiliates and of Persons with whom the Collateral Manager has entered into co-investment arrangements. In such circumstances, the Collateral Manager expects to allocate such opportunities among the Collateral Manager, its affiliates, Clients of the Collateral Manager or its affiliates and any other Persons with whom the Collateral Manager has entered into any co-investment arrangement, as applicable, in accordance with the allocation policy of the Collateral Manager, as such policy may be amended from time to time, and on a basis that the Collateral Manager determines in good faith is appropriate taking into consideration such factors as any allocation and/or co-investment policy agreed to with any such Persons, as applicable, and the contractual and legal duties owed to such Persons, as applicable, the primary investment mandates of each, the capital available to each, any restrictions on investment applicable thereto, the sourcing of the transaction, the size of the transaction, the amount of potential follow-on investing that may be required for such investment and the other investments held by

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each, the relation of such opportunity to the investment strategy thereof, reasons of portfolio balance, the remaining investment or reinvestment period thereof and any other consideration deemed relevant by the Collateral Manager in good faith. The Collateral Manager will seek to allocate investment opportunities across the Persons for which such opportunities are appropriate in a manner that is fair and equitable over time and consistent with (1) its internal conflict of interest and allocation policies (as the same may be amended from time to time, the “Internal Policies”), (2) any allocation and/or co-investment policy or agreement entered into with any such Person, as each may be amended from time to time, and (3) the requirements of applicable law.
(d)    The Collateral Manager may effect Transactions where the Collateral Manager causes a Transaction to be effected between the Issuer and another Client of the Collateral Manager or any of its affiliates at any time that the Collateral Manager believes such Transaction to be fair to the Issuer and the other such party involved. The Collateral Manager may direct the Issuer to acquire or dispose of Collateral Obligations in trades between the Issuer and other Clients of the Collateral Manager or its affiliates in accordance with applicable contractual and regulatory requirements. In such case, the Collateral Manager and such affiliates may have a potentially conflicting division of loyalties and responsibilities regarding the Issuer and the other parties to such trade. Under certain circumstances, the Collateral Manager and its affiliates may determine that it is appropriate to avoid such conflicts by purchasing or selling a Collateral Obligation at a fair value that has been calculated pursuant to the Collateral Manager’s valuation procedures to another Client of the Collateral Manager or such affiliates.
(e)    The Collateral Manager may effect Transactions where the Issuer may invest in loans and securities of Obligors or issuers in which the Collateral Manager and/or its affiliates have a debt, equity or participation interest or may acquire Collateral Obligations from the Collateral Manager or one of its affiliates, in each case in accordance with applicable law, which may include, (a) in connection with the Issuer’s purchase of Closing Date Assets on the Closing Date, the Collateral Manager obtaining the consent and approval of or on behalf of the Issuer by receiving the consent of the investors purchasing an interest in the Notes on the Closing Date as described in the section in the Final Offering Circular titled “Risk Factors—Relating to the Collateral Obligations—Related Persons, Purchase Price of Closing Date Assets and Certain Additional Collateral Obligations Prior to the Effective Date”, and (b) in connection with the Issuer’s purchase of additional Collateral Obligations after the Closing Date (other than the acquisition of any Collateral Obligation whose acquisition by the Issuer is consented to by the investors as described in clause (a)), the Collateral Manager, if required by applicable law or otherwise at its discretion, obtaining the consent and approval thereto of the Issuer or of the Independent Review Party, if any, on behalf of the Issuer, in either case prior to engaging in any such transactions between the Issuer and the Collateral Manager or its affiliates.
(f)    In addition, in the future and with the prior blanket authorization of the Issuer, which can be revoked at any time thereafter, the Collateral Manager may enter into agency cross transactions where it or any of its Affiliates acts as broker for the Issuer and for the other party to the transaction, to the extent permitted under applicable law. To the extent that any such transactions are Affiliate Transactions, the Collateral Manager shall if required by applicable law and otherwise

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in its discretion may obtain the written consent to such transaction of the Issuer or of the Independent Review Party appointed by the Issuer, if any. However, the Issuer will be barred from acquiring debt assets issued by Portfolio Companies.
(g)    The Issuer acknowledges and agrees that the Collateral Manager or any of its affiliates may acquire or sell Assets, for its own account or for the accounts of its Clients, without either requiring or precluding the acquisition or sale of such Assets for the account of the Issuer. Such investments may be the same or different from those made on behalf of the Issuer. The Issuer acknowledges that, subject to the provisions of the Indenture, the Collateral Manager and its affiliates may enter into, for their own accounts or for the accounts of others, credit default swaps relating to Obligors and issuers with respect to the Collateral Obligations and Eligible Investments included in the Assets.
Section 4.    Additional Activities of the Collateral Manager.
Nothing herein shall prevent the Collateral Manager or any of its affiliates from engaging in other businesses, or from rendering services of any kind to the Issuer, the Trustee, the Initial Purchaser, any Holder or their respective Affiliates or any other Person or entity regardless of whether such business is in competition with the Issuer or otherwise. Without prejudice to the generality of the foregoing, partners, members, managers, shareholders, directors, officers, employees and agents of the Collateral Manager, affiliates of the Collateral Manager, and the Collateral Manager may:
(a)    serve as managers or directors (whether supervisory or managing), officers, employees, members, shareholders, partners, agents, nominees or signatories for the Issuer or any affiliate thereof, or for any Obligor or issuer in respect of any of the Collateral Obligations, Equity Securities or Eligible Investments or any affiliate thereof, to the extent permitted by their respective Organizational Instruments and Underlying Documents, as from time to time amended, or by any resolutions duly adopted by or on behalf of Issuer, its affiliates or any Obligor or issuer in respect of any of the Collateral Obligations, Eligible Investments or Equity Securities (or any affiliate thereof) pursuant to their respective Organizational Instruments or otherwise;
(b)    receive fees for services of whatever nature, including, without limitation, origination, closing, structuring and other fees, rendered to the Obligor or issuer in respect of any of the Collateral Obligations, Eligible Investments or Equity Securities or any affiliate thereof;
(c)    be retained to provide services unrelated to this Agreement to the Issuer or its affiliates and be paid therefor, on an arm’s-length basis;
(d)    be a secured or unsecured creditor of, or hold a debt obligation of or equity interest in, the Issuer or any affiliate thereof or any Obligor or issuer of any Collateral Obligation, Eligible Investment or Equity Security or any affiliate thereof;

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(e)    subject to any applicable provisions in Section 3 or Section 5, sell any Collateral Obligation or Eligible Investment to, or purchase or acquire any Collateral Obligation or Equity Security from, the Issuer while acting in the capacity of principal or agent;
(f)    underwrite, arrange, structure, originate, syndicate, act as a distributor of or make a market in any Collateral Obligation, Equity Security or Eligible Investment;
(g)    serve as a member of any “creditors’ board”, “creditors’ committee” or similar creditor group with respect to any Collateral Obligation, Eligible Investment or Equity Security; or
(h)    act as collateral manager, portfolio manager, investment manager and/or investment adviser or sub-adviser for Persons issuing securities backed by loans and other assets similar to the Assets, collateralized loan obligation vehicles, separately managed accounts, private funds or other pooled investment vehicles and other similar investment vehicles owned in whole or in part by any of the Collateral Manager, any affiliate thereof, any other Related Person or any nonaffiliated third party.
As a result, such individuals and Persons may possess information relating to Obligors and issuers of Collateral Obligations that is (a) not known to or (b) known but restricted as to its use by the individuals at the Collateral Manager responsible for monitoring the Collateral Obligations and performing the other obligations of the Collateral Manager under this Agreement. Each of such ownership and other relationships may result in securities laws restrictions on transactions in such securities by the Issuer and otherwise create conflicts of interest for the Issuer. The Issuer acknowledges and agrees that, in all such instances, the Collateral Manager and its affiliates may in their discretion make investment recommendations and decisions that may be the same as or different from those made with respect to the Issuer’s investments and they have no duty, in making or managing such investments, to act in a way that is favorable to the Issuer.
The Issuer acknowledges that the Collateral Manager does not expect to maintain information barriers with respect to confidential communications which restrict the Collateral Manager from purchasing securities for itself, its affiliates or its Clients. The officers, employees or affiliates of the Collateral Manager may possess information relating to Obligors and issuers of Collateral Obligations that is not known to the individuals at the Collateral Manager responsible for monitoring the Collateral Obligations and performing the other obligations under this Agreement. The Collateral Manager may from time to time come into possession of material non-public information that limits the ability of the Collateral Manager to effect a transaction for the Issuer, and the Issuer’s investments may be constrained as a consequence of the Collateral Manager’s inability to use such information for advisory purposes or otherwise to effect transactions that otherwise may have been initiated on behalf of the Issuer.
The Collateral Manager in its discretion may not, or if required by applicable law will not, direct the Trustee to acquire or sell Collateral Obligations, Equity Securities or Eligible Investments issued by (i) Persons of which the Collateral Manager, any of its affiliates or any of its officers, directors or employees are directors or officers, (ii) Persons of which the Collateral Manager, or any of its respective affiliates act as principal or (iii) Persons about which the Collateral Manager

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or any of its affiliates have material non-public information which the Collateral Manager deems would prohibit it from advising as to the trading of such obligations or securities in accordance with applicable law.
It is understood that the Collateral Manager and any of its affiliates may engage in any other business and furnish investment management and advisory services to others, including Persons which may have investment policies similar to those followed by the Collateral Manager with respect to the Assets and which may own obligations or securities of the same class, or which are of the same type, as the Collateral Obligations or the Eligible Investments or other obligations or securities of the Obligors or issuers of the Collateral Obligations or the Eligible Investments. The Collateral Manager will be free, in its sole discretion, to make recommendations to others, or effect transactions on behalf of itself or for others, which may be the same as or different from those effected with respect to the Assets. Nothing in the Indenture or this Agreement shall prevent the Collateral Manager or any of its affiliates, acting either as principal or agent on behalf of others, from buying or selling, or from recommending to or directing any other account to buy or sell, at any time, obligations or securities of the same kind or class, or obligations or securities of a different kind or class of the same Obligor or issuer, as those directed by the Collateral Manager to be purchased or sold on behalf of the Issuer. It is understood that, to the extent permitted by applicable law, the Collateral Manager, its Owners, their affiliates or their respective Related Persons or any member of their families or a Person or entity advised by the Collateral Manager may have an interest in a particular transaction or in obligations or securities of the same kind or class, or obligations or securities of a different kind or class of the same Obligor or issuer, as those whose acquisition or sale the Collateral Manager may direct hereunder. If, in light of market conditions and investment objectives, the Collateral Manager determines that it would be advisable to purchase the same Collateral Obligation both for the Issuer, the Collateral Manager, any of its affiliates, any Client of the Collateral Manager or of its affiliates and any other Person with whom the Collateral Manager has entered into any co-investment arrangement, as applicable, the Collateral Manager will allocate such investment opportunities across such Person for which such opportunities are appropriate consistent with (i) its Internal Policies, (ii) any allocation and/or co-investment policy or agreement entered into with any such Person, as applicable, as each may be amended from time to time, and (iii) any applicable requirements of the Advisers Act. The Issuer agrees that, in the course of managing the Collateral Obligations held by the Issuer, the Collateral Manager may consider its relationships with its Clients (including Obligors and issuers) and its affiliates. The Collateral Manager may decline to make a particular investment for the Issuer in view of such relationships.
The Issuer acknowledges and agrees that the Collateral Manager and its affiliates may make and/or hold investments on behalf of themselves or on behalf of their respective Clients in an Obligor’s or issuer’s obligations or securities that may be pari passu, senior or junior in ranking to an investment in such Obligor’s or issuer’s obligations or securities made and/or held by the Issuer, or otherwise may have interests different from or adverse to those of the Issuer and may consider such interests in the course of managing the Collateral Obligations held by the Issuer.
Section 5.    Conflicts of Interest.

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(a)    Subject to compliance with any applicable laws and regulations and subject to this Agreement and the applicable provisions of the Master Loan Sale Agreement and the Indenture, the Collateral Manager may direct the Trustee to acquire a Collateral Obligation from, or sell a Collateral Obligation or Equity Security to, the Collateral Manager, any of its affiliates or any Client of Collateral Manager or any of its affiliates for fair market value (or as may be otherwise expressly required in the Transaction Documents (but in no event for less than fair market value) in connection with the repurchase or substitution of a Collateral Obligation by the Transferor under the Master Loan Sale Agreement). Fair market value will be determined as follows in connection with any sale by the Issuer to the Collateral Manager, an Affiliate of the Collateral Manager, or an Affiliate of the Issuer: any Collateral Obligation or Equity Security sold by the Issuer to an Affiliate shall be sold at a price equal to the value determined either (i) by reference to bids for such Collateral Obligation or Equity Security from three unaffiliated loan market participants (or, if the Collateral Manager is unable to obtain bids from three such participants, then such lesser number of unaffiliated loan market participants from which the Collateral Manager can obtain bids using efforts consistent with the Collateral Manager Standard), or (ii) if the Collateral Manager is unable to obtain any bids for such Collateral Obligation or Equity Security from an unaffiliated loan market participant, the value determined as the bid side market value of such Collateral Obligation or Equity Security either (A) as reasonably determined by the Collateral Manager (so long as the Collateral Manager is a Registered Investment Adviser) consistent with the Collateral Manager Standard, which value shall be consented to by the Issuer through the Independent Review Party, if any, when required or permitted pursuant to this Agreement and certified by the Collateral Manager to the Trustee or (B) as determined by a Valuation obtained by the Collateral Manager with respect thereto. The Collateral Manager shall if required by applicable law and otherwise in its discretion may obtain the written consent of the Issuer or of the Independent Review Party appointed by the Issuer, if any, as provided herein if any such transaction requires the consent of the Issuer under Section 206(3) of the Advisers Act (an “Affiliate Transaction”) or as may be otherwise requested by the Collateral Manager. The Issuer acknowledges that an affiliate of the Collateral Manager will hold or beneficially own all or a portion of the outstanding Interests and certain Classes (or Class) of Notes, that the Collateral Manager, its affiliates, or Clients of the Collateral Manager or of its affiliates may acquire Notes or Interests and that any such investment may give rise to conflicts of interest between the Collateral Manager’s duties to the Issuer under this Agreement and such other interests. In these and other circumstances, the interests of the Issuer and/or the Holders with respect to matters as to which the Collateral Manager is advising the Issuer may conflict with the interests of the Collateral Manager, its affiliates or their respective Clients. The Issuer hereby acknowledges that various potential and actual conflicts of interest may exist with respect to the Collateral Manager as described herein, in any other Transaction Document or in the Final Offering Circular; provided that nothing in this Section 5 shall be construed as altering the duties of the Collateral Manager referred to in this Agreement.
(b)    The Issuer, at its option, may appoint an Independent third party to act on behalf of the Issuer (such party, an “Independent Review Party”) with respect to Affiliate Transactions or other actual or potential conflicts of interest relating to the Collateral Manager, its affiliates and any other Related Persons. Decisions of any Independent Review Party shall be binding on the Collateral

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Manager, the Issuer, the Holders of the Notes and the beneficial owners thereof and the Holders of the Interests.
(c)    Any Independent Review Party (i) shall be an Independent Person selected by the Issuer (or at the request of the Issuer, selected by the Collateral Manager), (ii) when requested to do so by the Collateral Manager, shall be required to assess the potential conflicts and merits of each applicable Affiliate Transaction and either grant or withhold consent to such Affiliate Transaction in its sole judgment and (iii) shall be Independent with respect to the Issuer, the Collateral Manager and their respective Affiliates and not be (A) affiliated with the Issuer (other than as a Holder or beneficial owner of a Note or as a passive investor in the Issuer or an affiliate of the Issuer) or the Collateral Manager or (B) involved in the daily management and control of the Issuer or the Collateral Manager.
(d)    The Issuer (i) shall be responsible for any fees relating to the services provided by any Independent Review Party and shall reimburse any Independent Review Party for such Independent Review Party’s out-of-pocket expenses and (ii) may indemnify such Independent Review Party to the maximum extent permitted by law, subject to terms and conditions satisfactory to the Collateral Manager.
Section 6.    Records; Confidentiality.
The Collateral Manager shall maintain or cause to be maintained appropriate books of account and records relating to its services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Issuer, the Trustee and the Independent accountants appointed by the Collateral Manager on behalf of the Issuer pursuant to Article X of the Indenture at any time during normal business hours and upon not less than three (3) Business Days’ prior notice. The Collateral Manager shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to non-affiliated third parties (excluding any Holders of the Notes or Holders of the Interests) except (a) with the prior written consent of the Issuer, (b) such information as any Rating Agency shall reasonably request in connection with its rating of the Notes or supplying credit ratings or estimates on any obligation included in the Assets, (c) in connection with establishing trading or investment accounts or otherwise in connection with effecting Transactions on behalf of the Issuer, (d) as required by (i) applicable law, regulation, court order, or a request by a governmental regulatory agency with jurisdiction over the Collateral Manager or any of its affiliates, (ii) the rules or regulations of any self-regulating organization, body or official having jurisdiction over the Collateral Manager or any of its affiliates or (iii) the Irish Stock Exchange, (e) to its professional advisors (including, without limitation, legal, tax and accounting advisors), (f) such information as shall have been publicly disclosed other than in known violation of this Agreement, the Master Loan Sale Agreement, or the provisions of the Indenture or shall have been obtained by the Collateral Manager on a non-confidential basis, (g) such information as is necessary or appropriate to disclose so that the Collateral Manager may perform its duties hereunder, under the Indenture or any other Transaction Document or (h) general performance information which may be used by the Collateral Manager, its affiliates or Owners in connection with their marketing activities. Notwithstanding the foregoing, it is agreed that (i) the Collateral Manager may disclose (1) that it is serving as collateral

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manager of the Issuer, (2) the nature, aggregate principal amount and overall performance of the Issuer’s Assets, (3) the amount of earnings on the Assets, and (4) such other information about the Issuer, the Assets, the Notes and the Interests as is customarily disclosed by managers of collateralized loan obligations, and (2) each of the Collateral Manager’s respective employees, representatives or other agents may disclose to any and all Persons, without limitation of any kind, the United States federal income tax treatment and United States federal income tax structure of the transactions contemplated by the Indenture, this Agreement and the related documents and all materials of any kind (including opinions and other tax analyses) that are provided to them relating to such United States federal income tax treatment and United States income tax structure. For purposes of this Section 6, the Holders of the Notes and the Holders of the Interests shall not be considered “non-affiliated third parties.”
Section 7.    Obligations of Collateral Manager.
In accordance with the Collateral Manager Standard, the Collateral Manager shall take care to avoid taking any action that would (a) materially adversely affect the status of the Issuer for purposes of United States federal or state law, or other law applicable to the Issuer, (b) not be permitted by the Issuer’s Organizational Instruments, copies of which the Collateral Manager acknowledges the Issuer has provided to the Collateral Manager, (c) violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Issuer, including, without limitation, actions which would violate any United States federal, state or other applicable securities law that is known by the Collateral Manager to be applicable to it and, in each case, the violation of which would have a Material Adverse Effect on the Issuer or have a material adverse effect on the ability of the Collateral Manager to perform its obligations hereunder, (d) require registration of the Issuer or the pool of Assets as an “investment company” under Section 8 of the 1940 Act, or (e) knowingly and willfully adversely affect the interests of the Holders of the Notes or the Holders of the Interests in the Assets in any material respect (other than (i) as expressly permitted hereunder, under the Master Loan Sale Agreement or under the Indenture or (ii) in connection with any action taken in the ordinary course of business of the Collateral Manager in accordance with its fiduciary duties to its Clients). If the Collateral Manager is directed by the Issuer or the requisite Holders of the Notes or Holders of the Interests, as applicable, to take any action which would, or could reasonably be expected to, in each case in its reasonable business judgment, have any such consequences, the Collateral Manager shall promptly notify the Issuer that such action would, or could reasonably be expected to, in each case in its reasonable business judgment, have one or more of the consequences set forth above and shall not take such action unless the Issuer then requests the Collateral Manager to do so and both a Majority of the Controlling Class and a Majority of the Interests have consented thereto in writing. Notwithstanding any such request, the Collateral Manager may, in its sole discretion, choose not to take such action unless (1) arrangements satisfactory to it are made to insure or indemnify the Collateral Manager, affiliates of the Collateral Manager and stockholders, partners, members, managers, directors, officers or employees of the Collateral Manager or such affiliates from any liability and expense it may incur as a result of such action and (2) if the Collateral Manager so requests in respect of a question of law, the Issuer delivers to the Collateral Manager an opinion of counsel (from outside counsel satisfactory to the Collateral Manager) that the action so requested does not violate any law, rule

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or regulation of any governmental body or agency having jurisdiction over the Issuer or over the Collateral Manager. Neither the Collateral Manager, its affiliates, nor stockholders, partners, members, managers, directors, officers or employees of the Collateral Manager or of its affiliates shall be liable to the Issuer or any other Person, except as provided in Section 10. Notwithstanding anything contained in this Agreement to the contrary, any indemnification or insurance by the Issuer provided for in this Section 7 or Section 10 shall be payable out of the Assets in accordance with the Priority of Payments, and the Collateral Manager may take into account such Priority of Payments in determining whether any proposed indemnity arrangements contemplated by this Section 7 are satisfactory.
Section 8.    Compensation.
(a)    As compensation for its performance of its obligations as Collateral Manager under this Agreement and the Indenture, the Collateral Manager will be entitled to receive on each Payment Date (in accordance with the Priority of Payments) (i) a fee, which will accrue quarterly in arrears on each Payment Date (prorated for the related Interest Accrual Period), in an amount equal to 0.25% per annum (calculated on the basis of the actual number of days in the applicable Collection Period divided by 360) of the Fee Basis Amount at the beginning of the Collection Period relating to such Payment Date (the “Senior Collateral Management Fee”), and (ii) a fee, which will accrue quarterly in arrears on each Payment Date (prorated for the related Interest Accrual Period), in an amount equal to 0.375% per annum (calculated on the basis of the actual number of days in the applicable Collection Period divided by 360) of the Fee Basis Amount at the beginning of the Collection Period relating to such Payment Date (the “Subordinate Collateral Management Fee” and, together with the Senior Collateral Management Fee, the “Collateral Management Fees”); provided that the Collateral Management Fees due on any Payment Date shall not include any such fees (or any portion thereof) that have been waived or deferred by the Collateral Manager pursuant to this Section 8(a) or Section 8(b) of this Agreement no later than the Determination Date immediately prior to such Payment Date. The Collateral Management Fee will be payable on each Payment Date to the extent of the funds available for such purpose in accordance with the Priority of Payments.
The Senior Collateral Management Fee is payable on each Payment Date only to the extent that sufficient Interest Proceeds or Principal Proceeds are available in accordance with the Priority of Payments. To the extent the Senior Collateral Management Fee is not paid on a Payment Date due to insufficient Interest Proceeds or Principal Proceeds (and such fee was not voluntarily deferred or waived by the Collateral Manager), the Senior Collateral Management Fee due on such Payment Date (or the unpaid portion thereof, as applicable, the “Senior Collateral Management Fee Shortfall Amount”) will be automatically deferred for payment on the succeeding Payment Date, with interest, in accordance with the Priority of Payments. Interest on Senior Collateral Management Fee Shortfall Amounts shall accrue at LIBOR + 0.25% for the period beginning on the first Payment Date on which the related Senior Collateral Management Fee was due (and not paid) through the Payment Date on which such Senior Collateral Management Fee Shortfall Amount (including accrued interest) is paid.

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At the option of the Collateral Manager, by written notice to the Trustee, no later than the Determination Date immediately prior to such Payment Date, on each Payment Date, (i) all or a portion of the Senior Collateral Management Fee or the Senior Collateral Management Fee Shortfall Amount (including accrued interest) due and owing on such Payment Date may be deferred for payment on a subsequent Payment Date, without interest (the “Current Deferred Senior Management Fee”) and (ii) all or a portion of the previously deferred Senior Collateral Management Fees or Senior Collateral Management Fee Shortfall Amounts (including accrued interest) (collectively, the “Cumulative Deferred Senior Management Fee”) may be declared due and payable and will be payable in accordance with the Priority of Payments. At such time as the Notes are redeemed in whole in connection with an Optional Redemption (other than a Refinancing) or a Tax Redemption, without duplication, all accrued and unpaid Senior Collateral Management Fees, Current Deferred Senior Management Fees, Cumulative Deferred Senior Management Fees and Senior Collateral Management Fee Shortfall Amounts (collectively, the “Aggregate Senior Collateral Management Fee”) shall be due and payable to the Collateral Manager.
The Subordinate Collateral Management Fee is payable on each Payment Date only to the extent that sufficient Interest Proceeds or Principal Proceeds are available in accordance with the Priority of Payments. To the extent the Subordinate Collateral Management Fee is not paid on a Payment Date due to insufficient Interest Proceeds or Principal Proceeds (and such fee was not voluntarily deferred or waived by the Collateral Manager), the Subordinate Collateral Management Fee due on such Payment Date (or the unpaid portion thereof, as applicable, the “Subordinate Collateral Management Fee Shortfall Amount”) will be automatically deferred for payment on the succeeding Payment Date, with interest, in accordance with the Priority of Payments. Interest on the Subordinate Collateral Management Fee Shortfall Amounts shall accrue at LIBOR + 0.25% for the period beginning on the first Payment Date on which the related Subordinate Collateral Management Fee was due (and not paid) through the Payment Date on which such Subordinate Collateral Management Fee Shortfall Amount (including accrued interest) is paid.
At the option of the Collateral Manager, by written notice to the Trustee, no later than the Determination Date immediately prior to such Payment Date, on each Payment Date, (i) all or a portion of the Subordinate Collateral Management Fee or the Subordinate Collateral Management Fee Shortfall Amount (including accrued interest) due and owing on such Payment Date may be deferred for payment on a subsequent Payment Date, without interest (the “Current Deferred Subordinate Management Fee”) and (ii) all or a portion of the previously deferred Subordinate Collateral Management Fees or Subordinate Collateral Management Fee Shortfall Amounts (including accrued interest) (collectively, the “Cumulative Deferred Subordinate Management Fee”) may be declared due and payable and will be payable in accordance with the Priority of Payments. At such time as the Notes are redeemed in whole in connection with an Optional Redemption (other than a Refinancing) or a Tax Redemption, without duplication, all accrued and unpaid Subordinate Collateral Management Fees, Current Deferred Subordinate Management Fees, Cumulative Deferred Subordinate Management Fees and Subordinate Collateral Management Fee Shortfall Amounts (collectively, the “Aggregate Subordinate Collateral Management Fee” and, together with the Aggregate Senior Collateral Management Fee, the “Aggregate Collateral Management Fees”) shall be due and payable to the Collateral Manager.

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(b)    The Collateral Manager may, in its sole discretion (but shall not be obligated to), elect to waive all or any portion of the Collateral Management Fees or the Aggregate Collateral Management Fees payable to the Collateral Manager on any Payment Date. Any such election shall be made by the Collateral Manager delivering written notice thereof to the Trustee no later than the Determination Date immediately prior to such Payment Date. Any election to waive the Collateral Management Fees or the Aggregate Collateral Management Fees may also be made by written standing instructions to the Trustee; provided that such standing instructions may be rescinded by the Collateral Manager at any time.
(c)    Except as otherwise set forth herein and in the Indenture, the Collateral Manager will continue to serve as collateral manager under this Agreement notwithstanding that the Collateral Manager will not have received amounts due it under this Agreement because sufficient funds were not then available hereunder to pay such amounts in accordance with the Priority of Payments.
(d)    If this Agreement is terminated for any reason, or the Collateral Manager resigns or is removed, (i) Collateral Management Fees calculated as provided in Section 8(a) shall be prorated for any partial period elapsing from the last Payment Date on which such Collateral Manager received the Collateral Management Fees to the effective date of such termination, resignation or removal and (ii) any unpaid Cumulative Deferred Senior Management Fees or Cumulative Deferred Subordinate Management Fees shall be determined as of the effective date of such termination, resignation or removal and, in each case, shall be due and payable on each Payment Date following the effective date of such termination, resignation or removal in accordance with the Priority of Payments until paid in full. Otherwise, such Collateral Manager shall not be entitled to any further compensation for further services but shall be entitled to receive any expense reimbursement accrued to the effective date of termination, resignation or removal and any indemnity amounts owing (or that may become owing) under this Agreement. Any Aggregate Collateral Management Fees, expense reimbursement and indemnities owed to such Collateral Manager or owed to any successor Collateral Manager on any Payment Date shall be paid pro rata based on the amount thereof then owing to each such Person, subject to the Priority of Payments.
Section 9.    Benefit of the Agreement.
The Collateral Manager shall perform its obligations hereunder, under the Master Loan Sale Agreement and under the Indenture in accordance with the terms of this Agreement and the terms of the Master Loan Sale Agreement and the Indenture applicable to it. The Collateral Manager agrees and consents to the provisions contained in Section 15.1(f) of the Indenture. In addition, the Collateral Manager acknowledges the pledge under the granting clause of the Indenture.
Section 10.    Limits of Collateral Manager Responsibility.
(a)    None of the Collateral Manager, its affiliates, its Owners or their respective Related Persons nor any Independent Review Party assumes any responsibility under this Agreement other than the Collateral Manager assumes responsibility to render the services required to be performed by it hereunder, and under the terms of the Indenture and the Master Loan Sale Agreement applicable to it. The Collateral Manager shall not be responsible for any action or inaction of the Issuer or the

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Trustee in following or declining to follow any advice, recommendation or direction of the Collateral Manager including as set forth in Section 7. The Indemnified Parties (as defined below) shall not be liable to the Issuer, the Trustee, any Holder of Notes, any Holder of Interests, the Initial Purchaser, any of their respective affiliates, Owners or Related Persons or any other Persons for any act, omission, error of judgment, mistake of law, or for any claim, loss, liability, damage, judgment, assessment, settlement, cost, or other expense (including attorneys’ fees and expenses and court costs) arising out of any investment, or for any other act or omission in the performance of the Collateral Manager’s obligations under or in connection with this Agreement or the terms of any other Transaction Document applicable to the Collateral Manager, incurred as a result of actions taken or recommended or for any omissions of the Collateral Manager, or for any decrease in the value of the Assets, except the Collateral Manager shall be liable (i) by reason of acts or omissions constituting bad faith, willful misconduct or gross negligence in the performance of its duties hereunder and under the terms of the Indenture or (ii) with respect to the Collateral Manager Information, as of the date made, containing any untrue statement of a material fact or omitting to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (the preceding clauses (i) and (ii) collectively referred to for purposes of this Section 10 as “Collateral Manager Breaches”). The Collateral Manager shall not be liable for any consequential, punitive, exemplary or treble damages or lost profits hereunder or under the Indenture. Nothing contained herein shall be deemed to waive any liability which cannot be waived under applicable state or federal law or any rules or regulations adopted thereunder.
(b)    The Issuer shall indemnify and hold harmless the Collateral Manager, its affiliates and Owners and their respective Related Persons and the Independent Review Party, if any, (each, an “Indemnified Party”) from and against any and all losses, claims, damages, judgments, assessments, costs or other liabilities (collectively, “Losses”) and will promptly reimburse each such Indemnified Party for all reasonable fees and expenses incurred by an Indemnified Party with respect thereto (including reasonable fees and expenses of counsel) (collectively, “Expenses”) arising out of or in connection with the issuance of the Notes (including, without limitation, any untrue statement of material fact contained in the Offering Circulars, or omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, other than Collateral Manager Information), the transactions contemplated by the Offering Circulars, the Indenture or this Agreement and any acts or omissions of any such Indemnified Party; provided that such Indemnified Party shall not be indemnified for any Losses or Expenses incurred as a result of any Collateral Manager Breach. Notwithstanding anything contained herein to the contrary, the obligations of the Issuer under this Section 10 to indemnify any Indemnified Party for any Losses or Expenses are non-recourse obligations of the Issuer payable solely out of the Assets in accordance with the Priority of Payments.
Section 11.    No Joint Venture.
The Issuer and the Collateral Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The Collateral Manager shall be deemed, for all purposes herein,

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an independent contractor and shall, except as otherwise expressly provided herein or in the Indenture or authorized by the Issuer from time to time, have no authority to act for or represent the Issuer in any way or otherwise be deemed an agent of the Issuer. It is acknowledged that neither the Collateral Manager nor any of its affiliates has provided or shall provide any tax, accounting or legal advice or assistance to the Issuer or any other Person in connection with the transactions contemplated hereby.
Section 12.    Term; Termination.
(a)    This Agreement shall commence as of the date first set forth above and shall continue in force until the first of the following occurs: (i) the final liquidation of the Assets and the final distribution of the proceeds of such liquidation to the Holders of the Notes and the Holders of the Interests, (ii) the payment in full of the Notes and the satisfaction and discharge of the Indenture in accordance with its terms or (iii) the early termination of this Agreement with respect to the Collateral Manager in accordance with Section 12(c), in connection with the resignation of such Collateral Manager pursuant to Section 12(b) or in connection with the removal of such Collateral Manager pursuant to Section 14.
(b)    Subject only to clause (c) below, the Collateral Manager may resign upon ninety (90) days’ prior written notice to the Issuer (or such shorter notice as is acceptable to the Issuer), the Holders and the Trustee; provided that the Collateral Manager shall have the right to resign immediately upon the effectiveness of any material change in applicable law or regulations which renders the performance by the Collateral Manager of its duties hereunder or under the Indenture to be a violation of such law or regulation.
(c)    Notwithstanding the provisions of clause (b) above, no resignation or removal of the Collateral Manager or termination of this Agreement with respect to such Collateral Manager in connection with such resignation or removal shall be effective until the date as of which a successor Collateral Manager shall have been appointed in accordance with Section 12(d) or Section 12(e) and shall have accepted all of the Collateral Manager’s duties and obligations pursuant to this Agreement in writing (an “Instrument of Acceptance”) and shall have assumed such duties and obligations.
(d)    Promptly after notice of any removal under Section 14 or any resignation of the Collateral Manager that is to take place while any of the Notes are Outstanding, the Issuer shall transmit copies of such notice to the Trustee (which shall forward a copy of such notice to the Holders) and each Rating Agency and shall appoint a successor Collateral Manager, at the direction of a Majority of the Interests, which (i) has demonstrated an ability to professionally and competently perform duties similar to those imposed upon the Collateral Manager hereunder, (ii) is legally qualified and has the capacity to assume all of the responsibilities, duties and obligations of the Collateral Manager hereunder and under the applicable terms of the Indenture, (iii) does not cause or result in the Issuer becoming, or require the pool of Assets to be registered as, an investment company under the 1940 Act, (iv) with respect to which the Global Rating Agency Condition has been satisfied and (v) has been approved by a Majority of the Controlling Class.

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(e)    If (i) a Majority of the Interests fails to nominate a successor within thirty (30) days of initial notice of the resignation or removal of the Collateral Manager or (ii) a Majority of the Controlling Class does not approve the proposed successor nominated by the Holders of the Interests within twenty (20) days of the date of the notice of such nomination, then a Majority of the Controlling Class shall, within sixty (60) days of the failure described in clauses (i) or (ii) of this sentence, as the case may be, nominate a successor Collateral Manager that meets the criteria set forth in Section 12(d). If a Majority of the Interests approves such Controlling Class nominee, such nominee shall become the Collateral Manager. If no successor Collateral Manager is appointed within ninety (90) days (or, in the event of a change in applicable law or regulation which renders the performance by the Collateral Manager of its duties under this Agreement or the Indenture to be a violation of such law or regulation, within thirty (30) days) following the termination or resignation of the Collateral Manager, any of the Collateral Manager, a Majority of the Interests and a Majority of the Controlling Class shall have the right to petition a court of competent jurisdiction to appoint a successor Collateral Manager, in any such case whose appointment shall become effective after such successor has accepted its appointment and without the consent of any Holder of any Note or any Holder of any Interest.
(f)    The successor Collateral Manager shall be entitled to the Collateral Management Fees set forth in Section 8(a) (except such portion of the Collateral Management Fees due and payable to the former Collateral Manager as set forth in Section 8(d)) and no compensation payable to such successor Collateral Manager shall be greater than as set forth in Section 8(a) without the prior written consent of 100% of the Holders of each Class of Notes, including Collateral Manager Notes, and of 100% of the Holders of the Interests. Upon the later of the expiration of the applicable notice periods with respect to termination specified in this Section 12 or in Section 14 and the acceptance of its appointment hereunder by the successor Collateral Manager, all authority and power of the Collateral Manager hereunder, whether with respect to the Assets or otherwise, shall automatically and without action by any Person or entity pass to and be vested in the successor Collateral Manager. The Issuer, the Trustee and the successor Collateral Manager shall take such action (or the Issuer shall cause the outgoing Collateral Manager to take such action) consistent with this Agreement and as shall be necessary to effect any such succession.
(g)    If this Agreement is terminated pursuant to this Section 12, such termination shall be without any further liability or obligation of either party to the other, except as provided in clause (h) below.
(h)    Sections 6, 10, 15, 17, 21, 22, 23 and 25 shall survive any termination of this Agreement pursuant to this Section 12 or Section 14.
Section 13.    Assignments.
(a)    Except as otherwise provided in this Section 13, the Collateral Manager may not assign or delegate (except as provided in Section 2(e)) its rights or responsibilities under this Agreement without (i) satisfaction of the Global Rating Agency Condition with respect thereto and (ii) obtaining the consent of the Issuer and the consent of a Majority of the Controlling Class and a Majority of the Interests (voting separately). The Collateral Manager shall not be required to obtain

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such consents or satisfy such condition with respect to a change of control transaction that is deemed to be an assignment within the meaning of Section 202(a)(1) of the Advisers Act at the time of any such transaction; provided that, if the Collateral Manager is a Registered Investment Adviser, the Collateral Manager shall if required by applicable law and otherwise in its discretion may obtain the consent of the Issuer or of the Independent Review Party, if any, on behalf of the Issuer, in a manner consistent with SEC Staff interpretations of Section 205(a)(2) of the Advisers Act, to any such transaction. For the avoidance of doubt, consent by the Issuer or by any Independent Review Party shall be presumed to be granted should the Issuer or such Independent Review Party fail to object within a reasonable period following appropriate notice by the Collateral Manager of an actual, potential or intended change of control transaction.
(b)    The Collateral Manager may without satisfaction of the Global Rating Agency Condition, without obtaining the consent of any Holder and, so long as such assignment does not constitute an “assignment” for purposes of Section 205(a)(2) of the Advisers Act during such time as the Collateral Manager is a Registered Investment Adviser, without obtaining the prior consent of the Issuer or of the Independent Review Party, if any, on behalf of the Issuer if such consent is not then required by applicable law, (1) assign any of its rights or obligations under this Agreement to an Affiliate; provided that such Affiliate (i) has demonstrated an ability to professionally and competently perform duties similar to those imposed upon the Collateral Manager pursuant to this Agreement, (ii) has the legal right and capacity to act as Collateral Manager under this Agreement, and (iii) shall not cause the Issuer or the pool of Assets to become required to register under the provisions of the 1940 Act or (2) enter into (or have its parent, if any, enter into) any consolidation or amalgamation with, or merger with or into, conversion, or transfer of all or substantially all of its assets to, another entity; provided that, at the time of such consolidation, amalgamation, merger, conversion or transfer the resulting, surviving or transferee entity assumes all the obligations of the Collateral Manager under this Agreement generally and the other entity has substantially the same investment personnel managing the Issuer’s Assets; provided, further, that such action does not cause the Issuer to be subject to tax in any jurisdiction; provided, further, that the Collateral Manager shall deliver prior notice to the Rating Agencies of any assignment or other action made pursuant to this sentence. Upon the execution and delivery of any such assignment by the assignee, the Collateral Manager will be released from further obligations pursuant to this Agreement except with respect to its obligations and agreements arising under Section 10, 12(g), 17, 21 through 23, and 25 in respect of acts or omissions occurring prior to such assignment and except with respect to its obligations under Section 15 after such assignment.
(c)    This Agreement shall not be assigned by the Issuer without (i) the prior written consent of (A) the Collateral Manager, (B) a Majority of the Interests and (C) a Majority of each Class of Notes (voting separately) and (ii) satisfaction of the Global Rating Agency Condition, except in the case of assignment by the Issuer (1) to an entity which is a successor to the Issuer permitted under the Indenture, in which case such successor entity shall be bound hereunder and by the terms of said assignment in the same manner as the Issuer is bound hereunder or (2) to the Trustee as contemplated by the granting clause of the Indenture. The Issuer has assigned its rights, title and interest in (but not its obligations under) this Agreement to the Trustee pursuant to the Indenture; and the Collateral Manager by its signature below agrees to, and acknowledges, such

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assignment. Upon assignment by the Issuer, the Issuer shall use reasonable efforts to cause such assignee to execute and deliver to the Collateral Manager such documents as the Collateral Manager shall consider reasonably necessary to effect fully such assignment.
(d)    The Issuer shall provide the Rating Agencies and the Trustee (who shall provide a copy of such notice to the Controlling Class) with notice of any assignment pursuant to this Section 13.
Section 14.    Removal for Cause.
(a)    The Collateral Manager may be removed for Cause upon ten (10) Business Days’ prior written notice by the Issuer (“Termination Notice”) at the direction of a Supermajority of the Controlling Class. Simultaneous with its direction to the Issuer to remove the Collateral Manager for Cause, a Supermajority of the Controlling Class shall give to the Issuer a written statement setting forth the reason for such removal (“Statement of Cause”). The Issuer shall deliver to the Trustee (who shall deliver a copy of such notice to the Holders) a copy of the Termination Notice and the Statement of Cause within five (5) Business Days of receipt. No such removal shall be effective (A) until the date as of which a successor Collateral Manager shall have been appointed in accordance with Sections 12(d) and (e) and delivered an Instrument of Acceptance to the Issuer and the removed Collateral Manager and the successor Collateral Manager shall have effectively assumed all of the Collateral Manager’s duties and obligations and (B) unless the Statement of Cause has been delivered to the Issuer as set forth in this Section 14(a). “Cause” shall mean any of the following:
(i)    the Collateral Manager shall willfully and intentionally violate or breach any material provision of this Agreement or the Indenture applicable to it (not including a willful and intentional breach that results from a good faith dispute regarding reasonable alternative courses of action or interpretation of instructions);
(ii)    the Collateral Manager shall breach any provision of this Agreement or any terms of the Indenture applicable to it (other than as covered by clause (i) and it being understood that failure to meet any Concentration Limitation, Collateral Quality Test or Coverage Test is not a breach for purposes of this clause (ii)), which breach would reasonably be expected to have a material adverse effect on any Class of Noteholders and shall not cure such breach (if capable of being cured) within thirty (30) days after the earlier to occur of a Responsible Officer of the Collateral Manager receiving notice or having actual knowledge of such breach, unless, if such breach is remediable, the Collateral Manager has taken action commencing the cure thereof within such thirty (30) day period that the Collateral Manager believes in good faith will remedy such breach within sixty (60) days after the earlier to occur of a Responsible Officer receiving notice or having actual knowledge thereof;
(iii)    the failure of any representation, warranty, certification or statement made or delivered by the Collateral Manager in or pursuant to this Agreement or the Indenture to be correct in any material respect when made which failure (A) would reasonably be expected to have a material adverse effect on any Class of Noteholders and (B) is not corrected by the Collateral Manager within

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thirty (30) days of a Responsible Officer of the Collateral Manager receiving notice of such failure, unless, if such failure is remediable, the Collateral Manager has taken action commencing the cure thereof within such thirty (30) day period that the Collateral Manager believes in good faith will remedy such failure within sixty (60) days after the earlier to occur of a Responsible Officer receiving notice thereof or having actual knowledge thereof;
(iv)    the Collateral Manager is wound up or dissolved or there is appointed over it or a substantial part of its assets a receiver, administrator, administrative receiver, trustee or similar officer; or the Collateral Manager (A) ceases to be able to, or admits in writing its inability to, pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, its creditors generally; (B) applies for or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Collateral Manager or of any substantial part of its properties or assets in connection with any winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Collateral Manager and continue undismissed for sixty (60) days; (C) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, or similar law, or authorizes such application or consent, or proceedings to such end are instituted against the Collateral Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for sixty (60) days or result in adjudication of bankruptcy or insolvency or the issuance of an order for relief; or (D) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order (if contested in good faith) remains undismissed for sixty (60) days;
(v)    the occurrence and continuation of an Event of Default pursuant to Section 5.1(a), (b) or (c) of the Indenture that results primarily from any material breach by the Collateral Manager of its duties under this Agreement or under the Indenture which breach or default is not cured within any applicable cure period; or
(vi)    (A) the occurrence of an act by the Collateral Manager that constitutes fraud or criminal activity in the performance of its obligations under this Agreement (as determined pursuant to a final adjudication by a court of competent jurisdiction) or the Collateral Manager being indicted for a criminal offense materially related to its business of providing asset management services, or (B) any Responsible Officer of the Collateral Manager primarily responsible for the performance by the Collateral Manager of its obligations under this Agreement (in the performance of his or her investment management duties) is indicted for a criminal offense materially related to the business of the Collateral Manager providing asset management services and continues to have responsibility for the performance by the Collateral Manager under this Agreement for a period of ten (10) days after such indictment.
(b)    If any of the events specified in clauses (a)(i) through (vi) of this Section 14 shall occur, the Collateral Manager shall give prompt written notice thereof to the Issuer, the Holders,

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the Trustee and each Rating Agency; provided that if any of the events specified in Section 14(a)(iv) shall occur, the Collateral Manager shall give written notice thereof to the Issuer, the Trustee and each Rating Agency immediately upon the Collateral Manager’s becoming aware of the occurrence of such event. A Majority of each Class of Notes, voting separately by Class, and a Majority of the Interests, may waive any event described in Section 14(a)(i), (ii), (iii), (v) or (vi) as a basis for termination of this Agreement and removal of the Collateral Manager under this Section 14. In no event will the Trustee be required to determine whether or not Cause exists for the removal of the Collateral Manager.
(c)    If the Collateral Manager is removed pursuant to this Section 14, the Issuer shall have, in addition to the rights and remedies set forth in this Agreement, all of the rights and remedies available with respect thereto at law or equity.
Section 15.    Obligations of Resigning or Removed Collateral Manager.
(a)    On, or as soon as practicable after, the date any resignation or removal is effective, the Collateral Manager shall (at the Issuer’s expense):
(i)    deliver to the Issuer or to such other Person as the Issuer shall instruct all property and documents of the Issuer or otherwise relating to the Assets then in the custody of the Collateral Manager;
(ii)    deliver to the Trustee an accounting with respect to the books and records delivered to the Trustee or the successor Collateral Manager appointed pursuant to Section 12;
(iii)    agree to cooperate with all reasonable requests related to any proceedings, even after its resignation or removal, which arise in connection with this Agreement or the Indenture, assuming the Collateral Manager has received an indemnity in form reasonably satisfactory to the Collateral Manager from an entity reasonably satisfactory to the Collateral Manager, and expense reimbursement reasonably satisfactory to the Collateral Manager; and
(iv)    to the extent such payments are then being made into the Concentration Account, direct the Obligors and loan agents under the Collateral Obligations to make payments with respect to the Collateral Obligations directly to the Collection Account.
(b)    Notwithstanding such resignation or removal, the Collateral Manager shall remain liable for its obligations under Section 10 and its acts or omissions giving rise thereto and for any expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) in respect of or arising out of a Collateral Manager Breach, subject to the limitations of liability set forth in Section 10.
Section 16.    Representations and Warranties.
(a)    The Issuer hereby represents and warrants to the Collateral Manager as follows:

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(i)    The Issuer has been duly organized and is validly existing under the laws of the jurisdiction of its organization, has the full power and authority to own its assets and the securities proposed to be owned by it and included in the Assets and to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where its ownership or lease of property, the conduct of its business or the performance of this Agreement, the Indenture, the Master Loan Sale Agreement and the Notes require such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not have a Material Adverse Effect on the Issuer.
(ii)    The Issuer has full power and authority to execute, deliver and perform all of its obligations under this Agreement, the Indenture, the Master Loan Sale Agreement and the Notes and has taken all necessary action to authorize this Agreement and the execution and delivery of this Agreement and the performance of all obligations imposed upon it hereunder, and, as of the Closing Date, will have taken all necessary action to authorize the Indenture, the Master Loan Sale Agreement and the Notes and the execution, delivery and performance of this Agreement, the Indenture, the Master Loan Sale Agreement and the Notes and the performance of all obligations imposed upon it thereunder. No consent of any other Person including, without limitation, the Holders of Interests and creditors of the Issuer, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing (other than any filings pursuant to the UCC required under the Indenture and necessary to perfect any security interest granted thereunder) or declaration with, any governmental authority is required by the Issuer in connection with the execution, delivery, performance, validity or enforceability of this Agreement, the Indenture, the Master Loan Sale Agreement or the Notes or the obligations imposed upon the Issuer hereunder and thereunder. This Agreement has been, and each instrument and document to which the Issuer is a party required hereunder or under the Indenture, the Master Loan Sale Agreement or the Notes will be, executed and delivered by a Responsible Officer of the Issuer, and this Agreement constitutes, and each instrument or document required hereunder to which the Issuer is a party, when executed and delivered hereunder, will constitute, the legally valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, subject, as to enforcement, (A) to the effect of bankruptcy, receivership, insolvency, winding-up or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency, winding-up or similar event applicable to the Issuer and (B) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).
(iii)    The execution, delivery and performance of this Agreement and the documents and instruments required hereunder and under the Indenture and the Master Loan Sale Agreement will not violate any provision of any existing law or regulation binding on the Issuer, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Issuer, or the Organizational Instruments of, or any securities issued by, the Issuer or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Issuer is a party or by which the Issuer or any of its assets may be bound, the violation of which would have a Material Adverse Effect on the Issuer, and will not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any

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such mortgage, indenture, lease, contract or other agreement, instrument or undertaking (other than the lien of the Indenture).
(iv)    The Issuer is not in violation of its Organizational Instruments or in breach or violation of or in default under any contract or agreement to which it is a party or by which it or any of its property may be bound, or any applicable statute or any rule, regulation or order of any court, government agency or body having jurisdiction over the Issuer or its properties, the breach or violation of which or default under which would have a material adverse effect on the validity or enforceability of this Agreement or the provisions of the Indenture applicable to the Issuer, or the performance by the Issuer of its duties hereunder or thereunder.
(v)    The Issuer acknowledges receipt of the Collateral Manager’s Form ADV, Part 2A at or prior to execution of this Agreement, as well as Part 2B reflecting relevant Collateral Manager personnel, as required by the Advisers Act. The Issuer acknowledges such Form ADV, Part 2A includes a description of the Collateral Manager’s proxy voting policies. The Issuer understands that it may receive a copy of such proxy voting policies as well as information as to how the Collateral Manager has voted proxies, if any, related to securities held by the Issuer by contacting the Collateral Manager.
(b)    The Collateral Manager hereby represents and warrants to the Issuer, as of the date hereof, as follows:
(i)    The Collateral Manager is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full power and authority to own its assets and to transact the business in which it is currently engaged, and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the performance of this Agreement would require such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not have a material adverse effect on the ability of the Collateral Manager to perform its obligations under this Agreement and the provisions of the Indenture and the Master Loan Sale Agreement applicable to the Collateral Manager, or on the validity or enforceability of this Agreement and the provisions of the Indenture and the Master Loan Sale Agreement applicable to the Collateral Manager.
(ii)    The Collateral Manager has full power and authority to execute and deliver this Agreement and to perform all of its obligations required hereunder and under the provisions of the Indenture and the Master Loan Sale Agreement applicable to the Collateral Manager, and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution and delivery of this Agreement and the performance of all obligations required hereunder and under the terms of the Indenture and the Master Loan Sale Agreement applicable to the Collateral Manager. No consent of any other Person, including, without limitation, equityholders and creditors of the Collateral Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Collateral Manager hereof in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement or the obligations imposed on the Collateral Manager hereunder or under the terms of the Indenture and of the Master Loan Sale

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Agreement applicable to the Collateral Manager other than those which have been obtained or made. No representation is made herein with respect to the requirements of state securities laws or regulations. This Agreement has been executed and delivered by a Responsible Officer of the Collateral Manager, and this Agreement constitutes the valid and legally binding obligation of the Collateral Manager enforceable against the Collateral Manager in accordance with its terms, subject, as to enforcement, (A) to the effect of bankruptcy, insolvency, winding-up or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency, winding-up or similar event applicable to the Collateral Manager and (B) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).
(iii)    The execution, delivery and performance of this Agreement and the terms of the Indenture and of the Master Loan Sale Agreement applicable to the Collateral Manager will not violate any provision of any existing law or regulation binding on the Collateral Manager (except that no representation is made herein with respect to the requirements of state securities laws or regulations), or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Collateral Manager, or the Organizational Instruments of, or any securities issued by, the Collateral Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Collateral Manager is a party or by which the Collateral Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Collateral Manager or which would reasonably be expected to materially adversely affect its ability to perform its obligations hereunder or under the Indenture or the Master Loan Sale Agreement.
(iv)    There is no charge, investigation, action, suit or proceeding before or by any court pending or, to the actual knowledge of the Collateral Manager, threatened, that, if determined adversely to the Collateral Manager, would have a material adverse effect upon the performance by the Collateral Manager of its duties under this Agreement or the provisions of the Indenture or of the Master Loan Sale Agreement applicable to the Collateral Manager.
(v)    The Collateral Manager Offering Circular Information in the Final Offering Circular, as of the date of the Final Offering Circular and the Closing Date, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(vi)    The only entities with rights with respect to any funds in the Concentration Account are and will be parties to the Intercreditor Agreement, and the Collateral Manager does not currently, and will not, act on behalf of any of its Affiliates who are not parties to the Intercreditor Agreement to flow funds with respect to Other Assets (as defined in the Intercreditor Agreement) through the Concentration Account.
(c)    The Collateral Manager makes no representation, express or implied, with respect to the Issuer or the disclosure with respect to the Issuer.

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(d)    The Collateral Manager is registered as an Investment Adviser pursuant to Section 203 of the Advisers Act.
Section 17.    Limited Recourse; No Petition.
The Collateral Manager hereby agrees that it shall not institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under United States federal or state or other bankruptcy or similar laws until at least one year (or, if longer, the applicable preference period then in effect) plus one day after payment in full of all Notes issued under the Indenture; provided that nothing in this Section 17 shall preclude the Collateral Manager from (A) taking any action prior to the expiration of such applicable preference period in (x) any case or proceeding voluntarily filed or commenced by the Issuer or (y) any insolvency proceeding filed or commenced against the Issuer by any Person other than the Collateral Manager or (B) commencing against the Issuer or any of its properties any legal action that is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding. The Collateral Manager hereby acknowledges and agrees that the Issuer’s obligations hereunder will be solely the limited liability company obligations of the Issuer, and that the Collateral Manager will not have any recourse to any of the Affiliates of the Issuer or any of the shareholders, partners, managers, members, officers or employees of the Issuer or of any Affiliate of the Issuer with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any Transactions contemplated hereby. Notwithstanding any other provisions hereof or of any other Transaction Document, recourse in respect of any obligations of the Issuer to the Collateral Manager hereunder or thereunder will be limited to the Assets as applied in accordance with the Priority of Payments pursuant to the Indenture and, on the exhaustion of the Assets, all claims against the Issuer arising from this Agreement, the Indenture or any other Transaction Document or any Transactions contemplated hereby or thereby shall be extinguished and shall not revive. This Section 17 shall survive the termination of this Agreement for any reason whatsoever.
Section 18.    Notices.
Unless expressly provided otherwise herein, all notices, demands, certificates, requests, directions and communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the U.S. mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) one (1) Business Day after delivery to any overnight courier, (c) on the date personally delivered to a Responsible Officer of the party to which sent, (d) on the date transmitted by legible facsimile transmission with a confirmation of receipt, or (e) upon receipt when transmitted by electronic mail transmission, in all cases addressed to the recipient at such recipient’s address for notices as set forth below:
(a)    If to the Issuer:
NewStar Commercial Loan Funding 2015-1 LLC
c/o NewStar Financial, Inc.

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500 Boylston Street, Suite 1250
Boston, Massachusetts 02116
Attention: Brian Forde
Facsimile No. (617) 848-4373
Email: operations@newstarfin.com
(b)    If to the Collateral Manager:
NewStar Financial, Inc.
500 Boylston Street, Suite 1250
Boston, Massachusetts 02116
Attention: Brian Forde
Facsimile No. (617) 848-4373
Email: operations@newstarfin.com
(c)    If to the Trustee:
U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: NewStar Commercial Loan Funding 2015-1 LLC (Jack Lindsay)
Facsimile No. (855) 869-2187
Email: jack.lindsay@usbank.com

(d)    If to the Holders:
At their respective addresses set forth in the Register, as applicable.
Any party may change the address, telecopy number, or email address to which communications or copies directed to such party are to be sent by giving notice to the other parties of such change of address, telecopy number, or email address in conformity with the provisions of this Section 18 for the giving of notice.
Unless the parties hereto otherwise agree, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day; provided, further, that if in any instance the intended recipient declines or opts out of the receipt acknowledgment, then such notice or communication shall be deemed to have been received on the

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Business Day sent or posted, if sent or posted during normal business hours on such Business Day, or if otherwise, at the opening of business on the next Business Day.
Section 19.    Binding Nature of Agreement; Successors and Assigns.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns as provided herein.
Section 20.    Entire Agreement; Amendment.
This Agreement, the Indenture and the Master Loan Sale Agreement contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof and thereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing executed by each of the parties hereto. Neither the Issuer nor the Collateral Manager will enter into any agreement amending, modifying or terminating this Agreement without satisfaction of the Global Rating Agency Condition and obtaining the consent of a Majority of the Controlling Class and a Majority of the Interests (voting separately); provided that no such Global Rating Agency Condition or consent will be required in connection with any amendment hereto the sole purpose of which is to (i) correct inconsistencies, typographical or other errors, defects or ambiguities or (ii) conform this Agreement to the Final Offering Circular or the Indenture (as it may be amended from time to time). The Issuer shall provide the Holders with notice of any amendment of this Agreement.
Section 21.    Governing Law.
THIS AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAWS PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), provided that nothing herein shall be construed in a manner that is inconsistent with the Advisers Act to the extent the Advisers Act is applicable.
Section 22.    Submission to Jurisdiction.
Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party hereto hereby irrevocably waives, to the fullest extent that it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each party hereto irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it the address set forth in Section 18. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive

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and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Section 23.    Waiver of Jury Trial.
EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING.
Section 24.    Conflict with the Indenture.
In respect of any conflict between the terms of this Agreement and the Indenture or actions required under the terms of the Indenture and the terms of this Agreement, the terms of the Indenture shall control.
Section 25.    Subordination; Assignment of Agreement.
The Collateral Manager agrees that the payment of all amounts to which it is entitled pursuant to this Agreement shall be subordinated to the extent set forth in, and the Collateral Manager agrees to be bound by the provisions of, Article XI of the Indenture as if the Collateral Manager were a party to the Indenture and hereby consents to the assignment of this Agreement as provided in Section 15.1 of the Indenture.
Section 26.    Indulgences Not Waivers.
Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
Section 27.    Costs and Expenses.
Except as otherwise agreed to by the parties hereto, the costs and expenses (including the fees and disbursements of counsel and accountants) of the Collateral Manager and of the Issuer incurred in connection with the negotiation and preparation of and the execution of this Agreement and any amendment hereto, and all matters incidental thereto, shall be borne by the Issuer. The Issuer will pay or reimburse the Collateral Manager for expenses including fees and out-of-pocket expenses reasonably incurred by the Collateral Manager in connection with the services provided by the Collateral Manager under this Agreement, the Indenture or the Master Loan Sale Agreement, including with respect to (a) legal advisers, consultants, rating agencies, accountants (including tax accountants), brokers and other professionals retained by the Issuer or the Collateral Manager (on behalf of the Issuer), (b) asset pricing and asset rating services, compliance services and software, and accounting, programming and data entry services directly related to the management of the

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Assets, (c) all taxes, regulatory and governmental charges (not based on the income of the Collateral Manager), insurance premiums or expenses, (d) any and all costs and expenses incurred in connection with the acquisition or disposition of investments on behalf of the Issuer (whether or not actually consummated) and management thereof, including attorneys’ fees and disbursements, (e) any fees, expenses or other amounts payable to any Rating Agency, (f) expenses and fees relating to any issuance of additional Notes, redemption, Refinancing or Re-Pricing, as applicable, by the Issuer, (g) any extraordinary costs and expenses incurred by the Collateral Manager in the performance of its obligations under this Agreement and the Indenture and (h) as otherwise agreed upon by the Issuer and the Collateral Manager. In addition, the Issuer will pay or reimburse the costs and expenses (including fees and disbursements of counsel and accountants) of the Collateral Manager and the Issuer incurred in connection with or incidental to the entering into of this Agreement or any amendment thereof. The fees and expenses payable to the Collateral Manager on any Payment Date are payable in accordance with the Priority of Payments.
Section 28.    Third Party Beneficiary.
The parties hereto agree that the Trustee on behalf of the Secured Parties shall be a third party beneficiary of this Agreement, and shall be entitled to rely upon and enforce such provisions of this Agreement to the same extent as if it were a party hereto.
Section 29.    Titles Not to Affect Interpretation.
The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
Section 30.    Execution in Counterparts.
This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by e-mail (.pdf) or facsimile transmission), each of which will be deemed an original, and all of which together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (.pdf) or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 31.    Provisions Separable.
The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

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IN WITNESS WHEREOF, the parties hereto have executed this Collateral Management Agreement as of the date first written above.

NEWSTAR COMMERCIAL LOAN FUNDING 2015-1 LLC, as Issuer
By: NewStar Financial, Inc., its Designated
Manager

By:     /s/ JOHN J. FRISHKOPF_______________
Name:    John J. Frishkopf
Title:    Treasurer

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IN WITNESS WHEREOF, the parties hereto have executed this Collateral Management Agreement as of the date first written above.

NEWSTAR FINANCIAL, INC.,
as Collateral Manager

By:     /s/ JOHN J. FRISHKOPF_______________
Name:    John J. Frishkopf
Title:    Treasurer

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